EXHIBIT 21.1
SUBSIDIARIES OF THE TRADE DESK, INC.
The Trade Desk Cayman (Cayman Islands)
The Trade Desk International Limited (United Kingdom)
The UK Trade Desk Ltd (United Kingdom)
The Trade Desk Australia PTY LTD (Australia)
The Trade Desk GmbH (Germany)
The Trade Desk Korea Yuhan Hoesa (South Korea)
The Trade Desk (Singapore) PTE. LTD. (Singapore)
The Trade Desk Japan K.K. (Japan)
The Trade Desk Limited (Hong Kong)

Cui Yi Information Science and Technology (Shanghai) Company Limited
The Trade Desk France SAS (France)
The Trade Desk Spain S.L.U. (Spain)
The Trade Desk Canada Inc. (Canada)
The Trade Desk Italy SRL (Italy)
Trade Desk India Private Limited (India)
PT The Trade Desk Indonesia (Indonesia)

The Trade Desk (Thailand) Ltd
The Trade Desk Nordics AB (Sweden)
The Trade Desk Taiwan Information and Science Technology Limited (Taiwan)
Cui Yi Information and Technology (Shenzhen) Company Limited

The Trade Desk FZ LLC (United Arab Emirates)
TD7, LLC. (United States)